CN / Wisconsin Central Webcast January 30, 2001



Operator

Good morning Ladies and Gentlemen and thank you for standing by. Welcome to the Canadian National and Wisconsin Central Conference call. At this time all participants are in the listen only mode. Following the formal presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference please press star followed by zero for operator assistance. As a reminder this conference is being recorded today January 30, 2001. I would like now to turn the conference over to Mr. Robert Norigan. Please go ahead sir.

Robert Norigan.

Good morning, thank you very much for joining us today, all the sides and the press release are available on Canadian National Web site at www.cn.ca or Wisconsin Central web site at www.wclx.com. Before we start the meeting today I want to remind you , everybody at both parties maybe making forward looking statements within the meaning of the US Private Security Reform Act of 1995 and other applicable legislation's. I want everyone who is on this call today to look at first slide of the presentation and to read that statement that's included in it. Now I would just like to introduce Mr. Paul Tellier, President and Chief Executive Officer of Canadian National and Mr. Tom Power, President and CEO of Wisconsin Central Transportation Corporation.

Paul Tellier

Well good morning to all of you and we apologize to keep you waiting, to be 6 minutes late, this is the pleasure of modern technology. Tom is with me and earlier today Tom and I have announced the acquisition by CN of Wisconsin Central. And we think that this is the win win transaction for our shareholders, for our customers and for our employees. And what we would like to do is, Tom and I take the next 8 or 10 minutes and very quickly go over the deal structure and the rational, the benefits and so on. In term of deal structure, this is an all cash deal, the purchase price is $ 17.15 this is in US dollars of course per share. If you look at the stock price where it was last Friday at closing this represents a premium of 21%. The enterprise value as a result of this transaction is basically $ 1.2 billion dollars again US dollars. Slightly $ 800 million dollars of on the equity side, the acquisition cost and also we are talking on $ 400 million dollars of WC debt. The payment for the shares will take place on closing following the approval by the Surface Transportation Board of this minor transaction. In term of the key terms this is a one step merger subject of course to the WC, Wisconsin Central Shareholder approval, there is in the merger agreement the standard no shop clause for WCS and CN has a right, is entitled to terminate the transaction if the Surface Transportation Board decides not to treat this transaction as minor. Let me turn now to Tom who is going to quickly review why this is, what is the rational for WC to do this. Tom

Tom Power

Good morning everyone, I'm glad to talk to you again. The transaction is one made in heaven as I look at it. If you look at the map along you see the integrity of the CN system with the IC acquisition recently, a transcontinental railroad that really now completes a full NAFTA route. An excellent opportunity for all shippers involved to re-market or market their products into different markets in the most efficient manner. As you know, I believe that WC is the most efficient and successful regional railroad in the country but it had the geographic limits, and this unlocks those limitations with a very service called, oriented company like Canadian National, who have proven beyond a doubt in this industry that they are a service leader. Many of you know that Canadian National today is our largest customer through a haulage arrangement that we have today, so we actually handle their business between Duluth, Superior and Chicago in that corridor. So they're not strangers to us at all and we have proven that we can perform in a very high quality basis for their customers and now it's going to be a win win for our customers. The rational overall for us is our walking value within our share price and within our company. As you know we've gone down a process for over a year exploring various alternatives and culminating this pass fall with the retention of investment bank to get it to specific transaction possibilities. We find that this particular transaction is by far the best alternative for all stakeholders involved, that is our shareholders, a very fare price by any measure. The employees who will have long careers in a very efficient larger system, who will expand and grow the business. We have our customers who have new opportunities right now, to market their products the distant markets. It's a win win for all stakeholders and we're very very proud to join Canadian National today to announce this transaction.

Paul Tellier

Thank you Tom, very quickly, why are we doing this, we Canadian National? Well basically for four or five key reasons. First of all this is going to secure our access to Chicago from Western Canada. Well I though I said, you know, we're putting the traffic, our traffic on WC today, but basically we'll be boating it and we'll secure it access. Secondly as a result it's going to give us operational control over that growth corridor, it's going to increase our revenues by about 10%, by about 30% within the US. The, in term of growth prospects, you are aware that we are the largest carrier of forest products. 42% of the revenues of WC coming from moving forest products. And therefore it makes us in that commodity, you know, by quite a significant margin the largest carrier. And finally this is a minor, strait forward, true competitive transaction. And the Surface Transportation Board last year listening to shippers, to other railroads decided to declare a moratorium for big transactions and decided to rewrite the rules, this is not a big transaction, this is a minor transaction and we have taken into account the views expressed by the STB, may not be the time to do a big transaction but we think that the time is right to make a transaction that makes business sense. It is a competitive deal. It is a simple end to end transaction. It is confirming the status quo, the traffic is already on that line. There is not a single point, single two to one reduction point, in term of competition. There are no adverse competitive issues and we are Canadian National, are committing ourselves to keep the gateways open and to provide our shippers service assurances that the quality of service is going to be as good if not better after the two companies have been put together. And we think that this is going to provide some significant benefits for the shippers who are paying our salaries. It's going to increase the quality of service, reduce transit times facilitated by passing Chicago, and there is congestion, provide single line service for instance for the WC shippers, you know our shipping's further south or further west, they won't have to interchange the traffic as they use to at Chicago and the combined enterprise will benefit from the very significant investment that we have made in Canadian National in our information system over recent years. In term of synergies on an even basis we're talking $ 60 million dollars. These synergies are going to come from of course from revenues I've already mentioned, forest products. They are going to come from operations, combining for instance the operating plants, increasing -------, better asset utilization, for instance the pulling of cars, locomotives, better -----, and I've already mentioned the systems. You're aware that over recent years WC had made a certain number of investments abroad in various countries, the largest one of course was England, the English Rails in Scottish Railway. The intent is for us to dispose of all these properties in due course. I've tried to describe were we're at this I should turn to you Tom.

Tom Power

Thanks Paul, in the case of EWS, the new management under Philip Mangle and his staff is affecting a turn around and we're very pleased with the progress that's been made. So the timing of the disposition of that from Paul's point of view will be basically how the improvement continue and the Track Rail holdings which is already in the sales processes, many of you know we've hired Deutchbank Downer to our investment bank to dispose of that particular investment and that process will continue pending the closing of this transaction. We have some other minor investment, relatively minor investments in Australia which will continue to be looked at as far as divesting strategy. So we will continue the process while we go through the regulatory process leading up to a closing and I would suspect some of these international investments will be ------ by closing.

Paul Tellier

Thank you Tom, we strongly believe that this is going to be create shareholder value. We've got a game plan, we have demonstrated it is possible to put two railroads together without screwing up the customer and disrupting service. We did that in a flawless fashion, you know, following the acquisition of Illinois Central. We're going as usual to proceed a very conscious step by step fashion. We're strong believers in local accountability, so we're not going to start centralizing, you know, the various operations of this railroad. And of course we are going to continue to rely very heavily on the talent that the senior management of WC have attracted. This is a modest some investment. We have the strongest balance sheet in the industry bar none and this transaction I'm please to report is going to be accretive from year one. And this is a good way to increase our growth prospects.

A few words about the time frame. The merger agreement provide that the board of WC will summit this to their shareholders at the earliest possible opportunity. We expect that this is some time in April. At about the same time roughly two months from now we'll be filling an application before the STB for the approval of this minor transaction and we expect that the STB should react to this quickly and therefore the closing of this transaction should be in late summer around labour day or very shortly thereafter.

So Tom and I are quite exited about this proposed transaction. We think it's a good deal for all stakeholders not only for the shareholders, but the shippers, the employees and so on, as Tom was saying this is part of our growth strategy , to become the NAFTA railroad, and it's a national fit and Tom and I would be delighted to answer any questions that you may have.

Web cast Part 2:

Operator:
Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press star followed by the 1 on your push button phone. If you would like to decline from the polling process, please press star followed by the 2. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaking equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question. Our first question comes from James Valentine, please state your company name, followed by your question.

Morgan Stanley - hey guys, good job with the transactions, good to see you will be Hunterizing more of North America. I just had a question first on the 60 million dollars cause it seemed initially like a pretty big number for a company that only generates about a little over 300 million of revenue can you try to walk us through this, also given the fact that my guess is it will become more of a union shop than it is right now and so you are fighting that tide at the same time that you are trying to in fact add about or take away about 15 points of the operating ratio.

Paul Tellier: Well Jim, on the labour situation, you're very much aware, because you know, you are the analyst who has done the most professional work on this company, at this point in time they have a union in WC only in the running trades, in terms of engineers and conductors.

Morgan Stanley - Right.

Paul Tellier: We are open to, either the other unions coming in, but we feel that this is - we have to walk a fine line here, because this if very much for the employees to decide whether they want some of the other unions to come in, or not. So therefore we are adapting a neutral position, I don't think we can do anything else about this. If you question is, that is there a possibility that the higher labour costs of Illinois Central and Grand Trunk would migrate to WC, it is not impossible, and therefore in running our numbers, you know, our CFO has taken this very much into consideration.

Morgan Stanley: OK. Is there, can you put me into a little bit more meat on the bone here, in terms of the 60 million, where you think, I mean is that shutting down Rosemont and shutting down Stevens Point or is it going to be changing the way you do track maintenance or you know, maybe two or three of the big buckets.

Paul Tellier: Well the buckets, basically, are almost divided equally, Jim, between revenues and between expenses. And in terms of revenues, it is first and foremost, you know, in the forest product sector. And in terms of expenses, it is, yes, some rationalization at a better utilization of our assets. For instance, you are aware that, paper cars, you know box cars for paper and so on, are in high demand. Center beam cars for lumber, and so on, so we think that we improve utilization and to come back to your opening comment, Hunter Harrison was here, you know, I feel that putting these two companies together we can achieve, you know, a great many synergies on the operations side.

Morgan Stanley:  Great.  Well great.  Thank so much guys, I appreciate it.

Paul Tellier:  Thank you Jim.

Tom Power:  Thanks Jim.

Operator: Our next question comes from Jill Evans. Please state your company name, followed by your question.

JP Morgan/Chase: Hi gentlemen, Jill Evans, JP Morgan/Chase - I'll have to get use to that. Couple of questions. First of all, since details are, are there any break-up fees that we need to know about?

Paul Tellier: Yes. There are some, there is a break-up fee of 24 million dollars. But that break-up fee, and this is, it applies to both sides. And I'm very glad Jill that you are raising the question so it gives me a chance to explain this. We will take a break-up fee, we CN, to WC, of 24 million dollars US, if, we CN, we going to terminate the transaction, because the STB, in it's final decision, has imposed some materially adverse conditions. WC would be paying a break-up fee of the same amount - 24 million dollars, if any one of these four conditions were going to materialize. If Directors were not going to recommend the transaction. Or Directors were not going to submit the transaction to their shareholders. Or, if they were shopping the company to another potential buyer. Or if they were accepting an alternative proposal. So in these cases, you know, that I've described, there would be a break-up fee, either paid by CN, in the case I described, or by WC, in those cases that I've also described.

JP Morgan/Chase: To elaborate Paul, I thought, actually, that you can walk away from the deal without any cost, if the STB rules this to be a Class One. Are you now saying that you would have to pay them 24 million dollars?

Paul Tellier: No Jill. Again, thank you for the clarification. No. Basically, the merger agreement says, that once we have filed the application, and roughly within 30 days, the STB comes back and they say, this is a minor transaction or this is not a minor transaction, if they were going to say this is either a significant or major transaction, but not a minor transaction, then, we can, within 30 days, walk away from the transaction without paying a break-up fee.

JP Morgan/Chase: Okay. Just a follow on. ????? just how things are really going to change. I mean, right now, with the haulage agreement, in place, it's just a matter of the Wisconsin Central crew driving your trains. Is there really going to be any kind of meaningful service improvements. I mean, are you going to kind of run those trains straight through. And you've got some savings. I'm just trying to understand the revenue side of it, because when you guys merged with Illinois Central, you had talked about some re-routing of traffic, some longer hauls, and you admitted later on that a lot of that did not materialize. And just trying to get a sense on the revenue side again. What's really going to change here.

Paul Tellier: Well, on the revenue side, we strongly believe that by providing single line service, you know, we will increase the business. We will also, so therefore as I have already said, the primary source of this will be forest products. But also ???. automotive, intermodal and chemical products. It's going to, we'll be able to provide longer haul and will have greater possibilities of re-load. And as a result, when you say, you know, are you going to improve service, today, WC serves 52 mills, paper mills in Wisconsin. That paper, if it goes beyond Chicago, it implies an interchange of traffic because WC doesn't go beyond Chicago. Whereas now, if it goes south or if it goes further west, if it stays on CN line, it's going to be the same, the same railroad, a single invoice, a single bill of lading and so on, and single line service. So we think that this is going to increase, you know, the revenues.

JP Morgan/Chase: OK, that's actually very helpful. Thanks Paul, I'll pass it on. Congratulations.

Paul Tellier:  Thank you very much Jill.

Tom Power:  Thanks.

Operator: Our next question comes from Gary Yablon(?), please go ahead with your question.

Gary Yablon: Hi gentlemen, just a couple of questions. First, and maybe this was discussed, I might have missed it, what would the savings be Paul on the haulage agreement that now you won't have to pay Wisconsin Central?

Paul Tellier: It was, this, basically 31 percent of their revenues and their revenues last year were roughly 375 million dollars, 369 I think. And, and therefore that was 31 percent of that, so what is it? It's 30 million?

Tom Power: Yeah. About 30 million dollars a year Gary. Are the revenues WC accrues today.

Gary Yablon:  That, so does that effectively become a cost saving?

Tom Power: Well as you can imagine, there is a spread in there today which would be closed down and it is in the process of consolidation.

Gary Yablon: Okay. And is it fair to say that that would account for the bulk of the cost saves that back into the 60 million dollars of synergy?

Paul Tellier: No. On the cost side, Gary, and you too, you know, know probably as well as anybody this property, we are talking basically the cost synergies coming from the consolidation of some staff functions, integration of information systems, the relocation, you know, of some, of some of the locomotive and car repair. Purchasing is another area. The rolling stock. Introducing some of the best practices. These are some of the factors that are coming in to produce these cost synergies. And we have deducted, at the half (?), mention in answering a previous question, we are seeing, while the labour costs may go up, so therefore, we have met the cost synergies, you know to make sure that we don't overstate any of these synergies, just in case the labour costs does go up, for the reasons I was mentioning earlier Gary.

Gary Yablon: Okay, fair enough. One more question. On this issue of Class Two, over major versus minor transaction. My understanding was that Wisconsin was to be re-classed as a Class One carrier by the STB as the put together all the different components that comprise WC property in North America. Could you tell us where that stands and why you are so convinced.

Tom Power: Yeah Gary type of expartee(?) proceedings that has not been moved along. It's there. There have been some filings, that quite frankly it was a staff issue that came out of the STB. We are a Class Two by any stretch of the imagination, with several Class Twos in our portfolio, with a Class Three, and technically, or otherwise, there is no question, we are a Class Two and not a Class One.

Gary Yablon: Okay and if the STB decides otherwise, then the parties can terminate the transaction with no fees to either.

Tom Power:  This is correct Gary.

Gary Yablon:  Okay, fair enough thank you.

Tom Power:  Thank you.

Web Cast Part 3:

Operator:
Our next question comes from Bob (inaudible), please state your company name followed by your question.

Bob (inaudible):
Oh Hi, can the media ask questions on this call?

Paul Tellier:
Sure go ahead.

Bob (inaudible):
Paul Tellier I can re-ask the same question as last week. How does this affect any plans you might have to re-seek a merger, a larger merger with Burlington Northern, to resubmit your application to the Surface Transportation Board?

Paul Tellier:
Bob as I said earlier, first of all there is a moratorium, you know there are many stake holders, some might be clients in the industry, some are major shippers and so on, who feel that the time is not right, for a major transaction, the STB has said so quite clearly, you know, last July in ruling, a possible transaction between ourselves and BNSF. So therefore we have been listening, and we think that now is the time to do a minor transaction, a transaction that makes business sense. So that's what we are talking about and we are not resurfacing the BNSF transaction.

Bob (inaudible):
All right, is it possible that there might be other, smaller minor transaction of this type in the near future and again what are your thoughts on the possible tie ups between CN Rail and CP Rail up here in Canada?

Paul Tellier:
Well, first off all, No I don't foresee in the immediate future other transaction that would involve us. In term of CN - CP, I don't think that this is in the making a good point in time. And the public comments I made on this, is that ah, was strictly in reacting to what the Chief Operating Officer of CP limited said one day. What he said in November in a press interview, that he was going to spin off some of his businesses, and somebody said, well would you include your CP Rail in this and he said, well you know the growth prospect of CP Rail may not be that high on so on. So therefore what I said is, if at one point in time, you know, in the distant future, CP Rail was for sale, you know, obviously as the CEO of Canadian National it would be my responsibility to my shareholders to recommend to my board of directors to examine this. But this not going to happen tomorrow, and in the meantime, what I have said is that, we should have in Canada, a policy debate about this. You know, would it be in the public interest, you know, in the shippers interest to put these two companies together. So I don't see this taking place in the near future, we're talking, you know, it's very much you know, in the longer term time frame, and this is very different from the situation we are describing this morning.

Bob (inaudible):
Ok, all right thanks very much.

Paul Tellier:
Thank you Bob.

Operator:
Our next question comes from James David, please state your company name followed by your question.

James David:
UBS Werberg, good morning gentlemen, just a couple of question although they are I guess somewhat in the financial side. In terms of eBid the outlook for Wisconsin Central, if I looked at this correctly on this back of this envelope I apologize if I off here but, will be looking at approximately 120 million dollars in eBid being generated on an annual basis this is...

Tom Power:
That would be in the ballpark

James David:
Ok, and organically as you look to 2001, was there an anticipation that ebid would be...(static)

Tom Power:
 ...It sounds like you want me to give a prediction about 2001...

James David:
 ...Well assuming no transactions, just what kind of ebid growth do you think you could have achieved?

Tom Power:
I would state it this way, the growth in our profitability and our revenues especially has been slowed down considerably in the last few years and you would have to postulate that something radically different would happen as far as the revenue growth and ebid growth.

James David:
Ok fair enough, Paul could you articulate, you may have touched on this but I didn't catch it. In terms of the synergies you put forward, 60 million, I presume the bulk of them are revenue driven, could you somehow split the 60 into revenues and cost.

Paul Tellier:
It's roughly 50/50, It's roughly 50/50 you know on the cost side and the revenue side.

James David:
In terms of funding this deal, you do have a very strong balance sheet, will this be, and I don't think your cash balance is particularly high, but will this be primarily debt funded at the outset Paul?

Paul Tellier:
The answer is yes.

James David:
Ok, and really just the last question and you can provide a range if you prefer, in terms of the international investments, is there any consideration as to what kind of range you might be able to generate from the sales of those investments?

Paul Tellier:
I don't want to speculate on this, Tom do you want to?

Tom Power:
I think that would be quite a speculation to try and ascertain splitting our value. As you know the consideration here, 17 dollars and 15 cents a share, and the assumption at that is in full consideration for all, apart from that, I don't, I wouldn't hazard trying to dissect that.

James David:
Ok that's perfect, good luck gentlemen and all the best.

Tom Power:
Thank you very much James.

Operator:
Our next question comes from Vic (unknown), please state your company name followed by your question.

Vic (Unknown):
Yes thank you, (unknown) from Zurich, Skoder. Paul this is not really a surprise, this transaction but the question really is, 60 millions over what time period do you expect because that is almost 50 percent improvement over the current base? And second question is about the international, what timing are you assuming for successful disposal of the international businesses of WC?

Paul Tellier:
Vic first question, basically three years out, so over three years. So basically that is what we are talking about. So you take the date you know, if we get a decision on labor day, you know this is the beginning of day one of year one, so three years of for the achievement of these synergies. The internal of the investiture (?) we are assuming that our friends at WC will be successful of disposing of their foreign investments before closing. The only possible exceptions would be England, Whales and Scotland railroads which is their biggest investment, and there if this have not been disposed, at that point in time, and the judgment that we as the new investors in this, the judgment call that we will have to make, is whether we are better to try and dispose of it very quickly at a fire sale price, or whether in term of creating shareholder value, we would be better to give a chance, to give the opportunity to this new management that has been put in place, to continue their turnaround, so that we can maximize the value. But Vic, you know, are we going, Hunter, Claude and I, to start crisscrossing the Atlantic, every other fortnight, to monitor this, and this becoming a major transaction, the answer is no. Our focus is North America, basically Canada and the US, and therefore you know we are not, going to allow this to become a distraction.

Vic (Unknown):
Now that is very helpfull, one more question Paul, you said about earning attrition, could you give us a better feel for what earning attrition you expect in first year after the completion?

Paul Tellier:
Claude, it's about 1%?

Claude ?:
Yeah, in the first year 1% and then it's going to increase there after Vic.

Vic ?:
Ok Thank You.

Paul Tellier:
Thank You very much Vic.

Operator:
Our next question comes from David Clayton?, please state your company name followed by your question.

David Clayton?:
Static

Operator:
Mr. David Clayton?, if you are using speaker equipment please lift the handset and go ahead with your question.

David Clayton?:
Static

Web Cast Part 4:

Operator: Our next question is from Verge Trotter, please state your company name, followed by your question.

Verge Trotter: Hi, Verge Trotter of Manny& Napier. Congratulations Paul on the transaction.

Paul Tellier:  Thank you.

Verge Trotter: I guess I have a few questions. The first is, how does it affect the buy back and the second concerns the 10 percent revenue number and just kind of break that down by commodity.

Paul Tellier: Yes, basically on the share buy back we announced as recently as last week, a share buy back program. So obviously, you know, I'm not going, you know to, I'm not going to change you know, this announcement today, a week later. In terms of the revenues, it basically follows product at the top. Intermodal and then followed by intermodal and chemicals. And basically, this is pretty key to it. On about 40 percent of that increase in traffic remaining on the CN / IC line.

Verge Trotter:  Okay.  Well, thank you.

Paul Tellier:  Thank you.

Operator: Our next question comes from Richard Depaul, please state your company name, followed by your question.

La  Presse:  Yes,  good  morning  gentlemen,  Richard  Depaul  with La Presse in
Montreal. Mr. Tellier I just wanted to know if you were talking about rationalizations coming from this deal. Can you tell us where, what sort of rationalization you are looking at. How many people will be affected. And also, how this transaction will affect, or not, your operations here in Canada and especially the head office here in Montreal.

Paul Tellier: Well first of all, in terms of the head office in Montreal, it's not going to have an impact at all. In terms of employment and rationalization in Canada, it's not going to have an impact at all. What we are talking about is basically, looking at various functions such as purchasing. Obviously, you know, by putting these two companies together, you increase the purchasing power and therefore, we should be able to achieve some saving there. The same in terms of rolling stock. In terms of the labour impact, we think that the labour impact will be very very small. Some people may have to be re-trained. Some people may have to be relocated, you know, a few miles down the road. But overall, the labour impact is going to be very small. Why? Because you're taking a company with, you know, 23 hundred employees, joining a family of 23 thousand. And the normal attrition rate should enable us, you know, to cope with any adjustment that maybe required as a result of putting these two companies together. And, as you may know, in 2000 for instance, we have been hiring people, in the Grand Trunk, and so on. So, therefore, normally there is attrition but there our (?) opportunities and what have you. So the labour impact of this transaction is very very small.

(noise, break-up)

Disclaimer Regarding Forward-Looking Statements. This presentation contains certain statements that are "forward-looking," within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other matters, the beliefs, expectations, plans and estimates of WCTC with respect to certain future events, including without limitation the impact of governmental regulation, the impact of litigation and regulatory proceedings and the actions to be taken by others (including customers and collective bargaining organizations) and similar expressions concerning matters that are not historical facts. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that could cause actual events to differ materially from those expressed in those statements.

This presentation may contain forward-looking statements within the meaning of the United States Private Securities Reform Act of 1995 and other applicable legislation, regarding future events and the future performance of CN that involve risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements may include, without limitation, statements that the Company does not expect that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition, results of operations or liquidity and other similar statements concerning matters that are not historical facts, and projections or predictions as to the Company's financial or operational results. Such forward-looking statements are or will be based on information available at that time, are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors which may cause the outlook, the actual results or performance of the Company or the rail industry to be materially different from any future results or performance implied by such statements. Important factors that could cause such differences include, but are not limited to, industry competition and legislative and/or regulatory developments, changes in or compliance with environmental laws and regulations, natural events such as severe weather, floods and earthquakes, the effects of adverse general economic and business conditions, changes in fuel prices, labor strikes, environmental investigations or proceedings and other types of claims and litigation and other risks detailed from time to time in reports filed by the Company with securities regulators in Canada and the United States. Reference is made more specifically to "Management Discussion and Analysis" in the Company's annual and quarterly reports filed with Canadian securities regulators and in the Company's Form 40-F filed with U.S. securities regulators.

WCTC announced on January 30, 2001 that its board and the board of Canadian National Railway Company ("CN") have approved a merger agreement under which CN would acquire all the common stock of WCTC for cash in the amount of US$17.15 per share. The proposed merger is subject to approval by the Surface Transportation Board and a majority of WCTC stockholders. In connection with the proposed transaction, WCTC will file a proxy statement with the Securities and Exchange Commission ("SEC"), the final form of which will be mailed to WCTC stockholders. Information regarding the participants in WCTC's proxy solicitation and their interest in such solicitation may be obtained by reviewing WCTC's definitive consent revocation statement filed with the SEC on November 14, 2000, with respect to a separate matter. Investors are urged to read the proxy statement and other related documents when filed with the SEC, which will be available free of charge at the SEC web site (www.sec.gov). In addition, WCTC will provide copies of filed documents without charge upon request made to Ann Thoma at (847) 318-4588.